[Logo]                                                              Exhibit 99.1
                                                    Level 3 Communications, Inc.
                                                         1025 Eldorado Boulevard
                                                            Broomfield, CO 80021
                                                                  www.Level3.com


                                                                   NEWS  RELEASE


FOR IMMEDIATE RELEASE

Level 3 Contacts:
Media:            Josh Howell                    Investors:      Robin Grey
                  720/888-2517                                   720/888-2518





                      Level 3 Reports First Quarter Results

               Level 3 Reports Consolidated EBITDA of $51 Million

 Company Has Signed Over $450 Million in (3)Connect Modem Contracts Year to Date

            Company Reports Communications Gross Margin of 76 Percent



BROOMFIELD, Colo., April 23, 2002 - Level 3 Communications, Inc. (Nasdaq:LVLT) today announced its first quarter 2002 results. Consolidated revenue increased to $386 million from $326 million in the fourth quarter 2001. Consolidated EBITDA, excluding stock-based compensation expense, increased to positive $51 million from negative $83 million for the previous quarter and negative $101 million for the same period last year. Consolidated Adjusted EBITDA was $124 million for the first quarter, an increase from $71 million in the fourth quarter 2001.

The net loss for the quarter was $0.23 per share, or $90 million, including a $130 million gain from previously announced debt repurchases and a tax refund of $119 million. Excluding these items, the net loss was $339 million, or $0.87 per share versus previously announced projections of a net loss per share of $1.10.

"We significantly exceeded our previous projection of $10 million of Consolidated EBITDA, which underscores our ability to tightly control costs and to meet our customers' needs, despite the challenging times our industry faces," said James Q. Crowe, CEO of Level 3.

Overview
The company's core business consists of communications and information services. The company's non-core businesses include coal mining and toll road operations. On March 13, 2002, the company completed its acquisition of CorpSoft, Inc., a software manager, marketer and reseller whose customers include many of the world's largest corporations. CorpSoft conducts business under the name Corporate SoftwareSM. For financial reporting purposes, the company combines the financial results of Corporate Software with the results of the company's existing (i)Structure information services business. Beginning with this release, the company will report separately the financial results of the company's communications business, information services business and other businesses.

Results from 2001 exclude the company's Asian operations, which were sold in the first quarter 2002.

Communications Business Segment

           First Quarter Communications Business Financial Highlights

------------------------------------------------ --------------------- ---------


Metric
($ in millions)                                  First Quarter         First Quarter
                                                 Actuals               Projections(1)
------------------------------------------------ --------------------- ---------------------
------------------------------------------------ --------------------- ---------------------
Communications Cash Revenue                      $349                  $350
------------------------------------------------ --------------------- ---------------------
------------------------------------------------ --------------------- ---------------------
Communications GAAP Revenue                      $278                  $270
------------------------------------------------ --------------------- ---------------------
------------------------------------------------ --------------------- ---------------------
Communications Services Revenue                  $246                  $235
------------------------------------------------ --------------------- ---------------------
------------------------------------------------ --------------------- ---------------------
Reciprocal Compensation Revenue                  $32                   $35
------------------------------------------------ --------------------- ---------------------
------------------------------------------------ --------------------- ---------------------
Communications Cost of Revenue                   $66                   NA
------------------------------------------------ --------------------- ---------------------
------------------------------------------------ --------------------- ---------------------
Communications SG&A                              $170                  NA
------------------------------------------------ --------------------- ---------------------
------------------------------------------------ --------------------- ---------------------
Communications EBITDA                            $42                   NA
------------------------------------------------ --------------------- ---------------------
(1)      Projections issued January 29, 2002.

Communications Cash Revenue and GAAP Revenue
Communications cash revenue for the first quarter was $349 million. Communications cash revenue is defined as communications GAAP revenue plus changes in cash deferred revenue ($71 million for the first quarter). Communications cash revenue includes upfront cash received for dark fiber and other capacity IRU sales that are recognized as GAAP revenue over the life of the contract, generally ranging from 5 to 20 years.

Communications GAAP revenue for the first quarter was $278 million, a 3 percent increase from $269 million for the previous quarter. Included in total communications GAAP revenue was $246 million of communication services revenue and $32 million attributable to reciprocal compensation revenue.

Consistent with the company's focus on more established companies with substantial communications services needs, the company had approximately 1,775 customers at the end of the quarter - down from approximately 2,000 as of the end of the fourth quarter. Approximately 70 percent of the customer base currently purchases more than one Level 3 service.

The company's recently announced customer agreements include AOL Time Warner, BELNET, SBC Communications, Triumph Communications and United Online.

"Although we experienced weakness in our optical transport business, it was more than offset by increases in revenue from (3)Connect Modem, the company's dial-up Internet access service and (3)CrossRoads Internet Access, the company's dedicated Internet access service," said Kevin O'Hara, president and COO of Level 3. "We continue to be especially encouraged by Level 3's ability to take advantage of its strong position in the dial-up Internet access business. We have signed over $450 million in (3)Connect Modem contracts year to date. We believe we are well positioned to continue to increase market share as a result of our quality of service, our expansive geographic coverage and our low cost position, which is based on the most advanced softswitch platform in the industry."

Cost of Revenue
Communications cost of revenue for the first quarter 2002 was $66 million, resulting in a 76 percent gross margin, an increase from 67 percent in the fourth quarter 2001 and 42 percent in the same period last year.

"Our gross margins result from the success of our network in meeting our customers' needs," said O'Hara. "We believe these gross margins result from our offering the right set of services, to the right customers in the right geographic locations."

Selling, General and Administrative Expenses (SG&A)
Communications SG&A expenses were $170 million for first quarter 2002, versus $205 million for the fourth quarter 2001, and versus $263 million for the same period last year. SG&A expenses exclude cash impairment and restructuring charges of $10 million for the first quarter 2001 and $58 million for the fourth quarter 2001. The total number of employees in the communications business was approximately 3,025 at the end of the first quarter.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
EBITDA, excluding stock-based compensation expense, from the communications business was positive $42 million for the first quarter, versus negative $76 million for the previous quarter and negative $112 million for the same period last year.

Capital Expenditures
Consolidated capital expenditures for property, plant and equipment were $53 million for the quarter, declining from $173 million during the fourth quarter. This reduction in capital expenditures reflects the company's successful implementation of previously announced cost management initiatives, as well as higher than expected use of pre-provisioned inventory. Capital expenditures for the first quarter include approximately $6 million for the information services and other businesses.

"Our ability to control overall expenditure levels is a significant contributor to our financial strength," said Sureel Choksi, CFO of Level 3.

Network Highlights
At the end of the first quarter, Level 3 offered services in 66 markets, 57 North American markets and nine European markets. The company has local fiber networks in 36 markets and has constructed approximately 932,000 local fiber miles to date.

As previously announced, the company is expanding its network in Europe and expects to begin to offer communications services in eight additional markets across Western Europe during the third quarter of 2002. Level 3 has acquired capacity and metropolitan facilities in order to complete the build out. The eight new markets are Madrid, Geneva, Stockholm, Milan, Zurich, Cologne, Karlsruhe and Stuttgart.

In addition, during the first quarter, the company completed its purchase of McLeodUSA Incorporated's wholesale dial-up access business assets. As a result of this acquisition, the company's (3)Connect Modem service is offered in areas covering approximately 80 percent of the U.S. population, an increase from approximately 60 percent at the end of the fourth quarter 2001. As a result of continued network expansion, the company expects its (3)Connect Modem service to be available to over 85 percent of the U.S. population by the end of 2002.

Information Services Business Segment
Revenue
Information services revenue was $80 million for the first quarter 2002, representing a 176 percent increase over the previous quarter as a result of the acquisition of Corporate Software. Information services revenue includes the company's (i)Structure and Corporate Software subsidiaries. The results of Corporate Software are consolidated with Level 3's results subsequent to March 13, 2002, when the company completed the purchase of Corporate Software.

The total number of employees in the information services business was approximately 1,175 at the end of the first quarter.

EBITDA
EBITDA,   excluding  stock-based  compensation  expense,  from  the  information services business was positive $6 million for the first quarter, compared to negative $3 million for the previous quarter and positive $1 million for the same period last year.

"We are pleased to have completed our acquisition of Corporate Software during the first quarter," said Crowe. "This transaction affords a number of distinct advantages to Level 3. This acquisition will enable (i)Structure to attain scale and to leverage Corporate Software's customer base, worldwide presence and IT professional relationships as (i)Structure expands its portfolio of services. As communications technology continues to improve at unprecedented rates, we see an opportunity to change the way software is purchased and utilized. This evolution should be a longer-term benefit for both our communications and information services businesses."

Other Businesses
Revenue
Revenue from the company's coal mining business and its interest in California Private Transportation Company (CPTC) was $28 million for the first quarter 2002 as well as for the fourth quarter 2001, and $31 million for the same period last year.

EBITDA
EBITDA from the company's coal mining business and its interest in CPTC was positive $3 million for the first quarter compared to negative $3 million last quarter and positive $10 million for the same period last year.

Consolidated Expenses
Stock-Based Compensation Expense
The company recognized $64 million in non-cash expense for stock-based compensation during the quarter. The OSO Program represents the principal component of the company's stock-based compensation. This expense is accounted for in accordance with SFAS No. 123, "Accounting For Stock-Based Compensation." Level 3 expenses the value of OSOs and its other stock-based compensation over the respective vesting period. This approach is in contrast to the current practice of most corporations under which conventional stock options are not accounted for as an expense on the income statement.

Under Level 3's plan, OSOs are issued quarterly to all employees, with the value of the options indexed to the performance of the company's common stock relative to the performance of the Standard & Poor's 500 (S&P 500) Index.

Depreciation and Amortization
Depreciation and amortization expenses for the quarter were $210 million, a 19 percent decrease over the previous quarter. The year over year decrease in depreciation and amortization primarily is the result of the asset impairment charge recognized in the fourth quarter 2001.

Business Outlook
Customer Credit Analysis
In late January, the company stated that approximately 25 percent of its recurring communications revenue as of year end 2001 was from at-risk, or financially weaker, customers. Of the 25 percent of its revenue from at-risk customers, the company expected approximately 80 percent of that revenue to disconnect during the first half of 2002. During the first quarter, customer disconnects and cancellations from at-risk customers were in line with the company's expectations.

The company continually updates its customer credit analysis. As of the end of the first quarter, the company believes that approximately 15 percent of its recurring communications revenue is derived from at-risk customers. During the second quarter 2002, the company expects to see customer disconnects at levels generally in line with those experienced during the first quarter 2002. As previously announced, these actual and projected customer disconnects during the first two quarters of 2002 are expected to represent approximately 20 percent of current recurring revenue as of the end of 2001. This estimate has been incorporated in the company's 2002 cash-flow projections, as described below. The company continues to expect disconnects and cancellations to trend down during the second half of 2002, as a result of the improving credit quality of its customer base.

Asset Sales
In addition to the $166 million in net proceeds received from the recent sale of common stock of Commonwealth Telephone Enterprises, Inc. (Commonwealth), the company continues to evaluate the sale of other non-core assets to improve its liquidity position.

The company has reached a non-binding letter of intent to sell its 65 percent interest in CPTC. If this transaction is consummated, Level 3 would receive approximately $45 million in cash proceeds upon the close of the transaction and the company's consolidated long-term debt would decrease by approximately $140 million. A sale is subject to execution of definitive documentation and approval by appropriate legislative and regulatory authorities. There can be no assurance that the company will complete the sale of its interest in CPTC.

Second Quarter Projections
Level 3 expects consolidated revenue to be approximately $560 million, including $270 million from the communications business, $260 million from information services and $30 million of other revenue. Communications cash revenue for the second quarter is expected to be $300 million. The quarter over quarter decline in communications cash revenue is a result of lower dark fiber IRU sales. Approximately $240 million of the communications GAAP revenue is expected to be from services revenue and the balance from reciprocal compensation.


------------------------------------------- ------------------

Metric                                      Second Quarter
($ in millions except net loss per share)   Projections
------------------------------------------- ------------------
------------------------------------------- ------------------
Communications Cash Revenue                 $300
------------------------------------------- ------------------
------------------------------------------- ------------------
Communications GAAP Revenue                 $270
------------------------------------------- ------------------
------------------------------------------- ------------------
Information Services Revenue                $260
------------------------------------------- ------------------
------------------------------------------- ------------------
Revenue from Other Businesses               $30
------------------------------------------- ------------------
------------------------------------------- ------------------
Consolidated GAAP Revenue                   $560
------------------------------------------- ------------------
------------------------------------------- ------------------
Consolidated EBITDA                         $60
------------------------------------------- ------------------
------------------------------------------- ------------------
Consolidated Adjusted EBITDA                $90
------------------------------------------- ------------------
------------------------------------------- ------------------
Capital Expenditures                        $50
------------------------------------------- ------------------
------------------------------------------- ------------------
Net Loss per Share                          ($0.70)
------------------------------------------- ------------------


The company expects Consolidated Adjusted EBITDA of $90 million. The expected decline in Consolidated Adjusted EBITDA quarter over quarter is the result of lower communications cash revenue, offset partially by continued expense reductions. Consolidated EBITDA, excluding stock-based compensation expense, is expected to be positive $60 million for the second quarter, of which approximately $45 million is anticipated to be generated by the communications business, $5 million by the information services business and the balance by other businesses.

Consolidated capital expenditures for the second quarter are expected to be approximately $50 million. The company expects the net loss for the second quarter to be $0.70 per share, including a $102 million gain, or $0.26 a share, from the previously announced sale of Commonwealth common stock.

"Achieving positive Consolidated EBITDA for the first quarter was an important milestone for the company," said Choksi. "As we continue to focus on managing cash flow, we expect to continue to see improvements in our overall cost structure. The quarterly cash consumption of our continuing operations, defined as Consolidated Adjusted EBITDA minus working capital requirements, capital expenditures and net interest expense, is expected to decrease to approximately $100 million in the second quarter from approximately $180 million in the first quarter. Including proceeds from the recently completed sale of Commonwealth common stock, we expect our liquidity position to improve during the second quarter of 2002."

2002 Projections "While we believe that the worst is behind us, there continues to be uncertainty regarding the timing and effect of the economic recovery on both the communications services industry and on enterprise information technology budgets," said Choksi. "We believe, however, that Level 3 is well positioned to benefit from the inevitable recovery. In the meantime, we remain focused on managing cash flow and preserving our strong liquidity position.

"Given the volatility surrounding revenue projections and the company's focus on cash flow management, we believe cash flow projections are currently the most relevant metrics upon which to base projections. Consequently, we are providing Consolidated Adjusted EBITDA, capital expenditure and working capital, as well as year-end liquidity projections for 2002."

The company expects Consolidated Adjusted EBITDA of $400 million and consolidated capital expenditures of $225 million for the full year 2002. Working capital requirements are expected to be $225 million for the year. Total cash and marketable securities, excluding restricted securities and the $650 million undrawn revolving credit facility, are expected to be approximately $1 billion at the end of 2002.

The company expects to generate positive Operating Cash Flow, defined as Consolidated Adjusted EBITDA minus consolidated capital expenditures and working capital requirements, during the fourth quarter 2002. For the full year 2002, Operating Cash Flow is expected to be negative $50 million. "We believe that turning Operating Cash Flow positive is a significant milestone towards achieving positive free cash flow," said Choksi.

Summary
"Our existing liquidity position, our ongoing cost management effort and our belief that we will turn Operating Cash Flow positive during the fourth quarter 2002, give us confidence in the strength of our financial position," said Crowe. "We have taken steps during the first quarter to further strengthen our financial position, and we continue to believe we are fully funded to free cash flow breakeven with an adequate cushion, in accordance with our business plan. We remain well positioned with our target customer base and believe we will continue to increase our market share of their transport, IP, colocation and dial-up access business needs."

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company offering a wide selection of services including IP services, broadband transport, colocation services and the industry's first Softswitch based services. Its Web address is www.Level3.com.

The company offers information  services through its wholly-owned  subsidiaries,
(i)Structure and Corporate Software. (i)Structure is an Application Infrastructure Provider that provides managed IT infrastructure services and enables businesses to outsource IT operations. Its Web address is www.i-structure.com.

Corporate Software helps Fortune 500 companies acquire, implement, and manage software. Its Web address is www.corporatesoftware.com.

(3)CrossRoads and (3)Connect Modem are service marks of Level 3 Communications.

Forward Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

Attachment No. 1

                                    LEVEL 3 COMMUNICATIONS, INC.
                           Consolidated Condensed Statements of Operations
                                             (Unaudited)



                                                                                   Three Months Ended
                                                                                        March 31,
(dollars in millions)                                                              2002           2001

Revenue:
   Communications                                                               $   278         $  384
   Information Services                                                              80             33
   Other                                                                             28             31
                                                                                   ----           ----
    Total Revenue                                                                   386            448

Costs and Expenses:
   Cost of Revenue                                                                  146            266
   Depreciation and Amortization                                                    210            236
   Selling, General and Administrative                                              189            283
   Stock-Based Compensation                                                          64             76
                                                                                   ----           ----
    Total Costs and Expenses                                                        609            861
                                                                                   ----           ----

Loss from Operations                                                               (223)          (413)

Other Loss, net                                                                    (116)          (105)
                                                                                   ----           ----

Loss from Continuing Operations
   before Income Taxes                                                             (339)          (518)

Income Tax Benefit                                                                  119             -
                                                                                   ----           ----

Net Loss from Continuing Operations                                                (220)          (518)

Loss from Discontinued Operations, net                                               -             (17)

Extraordinary Gain on Debt Extinguishment, net                                      130             -
                                                                                   ----           ----

Net Loss                                                                        $   (90)       $  (535)
                                                                                =======         =======

Loss per Share:
   Basic and Diluted
    Net Loss from Continuing Operations                                        $  (0.56)       $ (1.41)
    Discontinued Operations, net                                                     -           (0.04)
    Extraordinary Gain on Debt Extinguishment, net                                 0.33             -
                                                                                   ----           ----
    Net Loss                                                                   $  (0.23)       $ (1.45)
                                                                               ========        =======

Weighted Average Shares Outstanding
   (in thousands):
   Basic and Diluted                                                             391,279       367,810
                                                                                 =======       =======

Attachment No. 2

                                   LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                                       Consolidated Condensed Balance Sheets
                                                    (unaudited)


                                                                                 March 31,       December 31,
(dollars in millions)                                                              2002             2001

Assets

Current Assets
    Cash and cash equivalents                                                  $   1,110         $   1,297
    Marketable securities                                                             -                206
    Restricted securities                                                            136               155
    Accounts receivable, less allowances of $45 and $46, respectively                351               239
    Current assets of discontinued Asian operations                                   -                 74
    Other                                                                             86                63
                                                                                    ----              ----
Total Current Assets                                                               1,683             2,034

Property, Plant and Equipment, net
                                                                                   6,746             6,890

Intangibles and Goodwill                                                             252                28

Other Assets, net                                                                    370               364
                                                                                    ----              ----
                                                                               $   9,051         $   9,316
                                                                               =========         =========


Liabilities and Stockholders' Deficit

Current Liabilities:
    Accounts payable                                                            $    690          $    714
    Current portion of long-term debt                                                 30                 7
    Accrued payroll and employee benefits                                            143               162
    Accrued interest                                                                  65                86
    Deferred revenue                                                                 127               124
    Current liabilities of discontinued Asian operations                              -                 74
    Other                                                                            277               225
                                                                                    ----              ----
Total Current Liabilities                                                          1,332             1,392

Long-Term Debt, less current portion                                               5,981             6,209

Deferred Revenue                                                                   1,353             1,335

Accrued Reclamation Costs                                                             92                92

Other Liabilities                                                                    358               353

Stockholders' Deficit                                                                (65)              (65)
                                                                                    ----              ----
                                                                               $   9,051         $   9,316
                                                                               =========         =========